Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Menzo D. Case
President and Chief Executive Officer
Generations Bancorp NY, Inc.
Seneca-Cayuga Bancorp, Inc.
Tel. (315) 568-5855

Generations Bancorp NY, Inc. Announces Expected Closing Date of Conversion Transaction

Seneca Falls, New York; January 8, 2021: Seneca-Cayuga Bancorp, Inc. (OTC Pink: SCAY), the holding company for Generations Bank, announced today that all regulatory approvals have been received to close the conversion of The Seneca Falls Savings Bank, MHC (the “MHC”) from the mutual holding company to the stock holding company form of organization and the related stock offering by Generations Bancorp NY, Inc. (“Generations Bancorp”), the proposed new holding company for Generations Bank.  Closing is expected to occur at the close of business on January 12, 2021.

Seneca-Cayuga Bancorp, Inc.’s common stock is expected to cease trading on the OTC Pink Market at the close of business on January 12, 2021.  Generations Bancorp’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “GBNY” on January 13, 2021.

As a result of the subscription and community offerings that ended on December 18, 2020, Generations Bancorp expects to sell a total of 1,477,575 shares of common stock at a price of $10.00 per share, which includes 109,450 shares to be sold to Generations Bank’s Employee Stock Ownership Plan.  Purchasers may confirm their allocations online at https://allocations.kbw.com or by contacting the Stock Information Center at (877) 643-8217 between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except on bank holidays.

Generations Bancorp’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), expects to mail Direct Registration System (“DRS”) Book-Entry statements for shares purchased in the subscription and community offering and interest checks on or about January 12, 2021.

As part of the conversion transaction, each outstanding share of Seneca-Cayuga Bancorp, Inc. owned as of the closing date by public stockholders of Seneca-Cayuga Bancorp, Inc. (stockholders other than the MHC) will be converted into shares of Generations Bancorp common stock at an exchange ratio expected to be equal to 0.9980 shares of Generations Bancorp common stock for each share of Seneca-Cayuga Bancorp, Inc. common stock.  Cash will be issued in lieu of a fractional share based on the offering price of $10.00 per share.  Approximately 2,548,401 shares of Generations Bancorp common stock are expected to be outstanding after the completion of the stock offering and the exchange offering, before accounting for adjustments for fractional shares.

Seneca-Cayuga Bancorp, Inc. stockholders holding their shares in street name will receive their shares of Generations Bancorp common stock within their accounts automatically.  Stockholders holding shares in certificated form will be mailed a letter of transmittal as soon as practicable after January 12, 2021, containing instructions as to how to exchange their shares.  Stockholders will receive a DRS statement and cash in lieu of fractional shares after returning their Seneca-Cayuga Bancorp, Inc stock certificates and a properly completed letter of transmittal to Computershare.

Luse Gorman, PC has acted as legal counsel to the Generations Bancorp, the MHC, Seneca-Cayuga Bancorp, Inc. and Generations Bank.  Keefe, Bruyette & Woods, Inc., a Stifel Company, has acted as marketing agent for Generations Bancorp in connection with the subscription and community offerings, and Breyer & Associates PC has acted as legal counsel to Keefe, Bruyette & Woods, Inc., a Stifel Company.

Legal Disclosures

A registration statement relating to the Generations Bancorp common stock has been filed with the Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.

The shares of common stock of Generations Bancorp are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Disclosures Concerning Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion transaction and subscription and community offerings.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.